Exhibit 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated June 29, 2020 with respect to the consolidated financial statements of Wolverine Partners Corp. as at December 31, 2019 and for each of the years in the two year period ended December 31, 2019, included in the Preliminary Offering Circular of Wolverine Partners Corp. dated July 2, 2020, as filed with the United States Securities Exchange Commission (“SEC”).

Chartered Professional Accountants

Licensed Public Accountants

July 2, 2020 Mississauga,

Canada